AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ENTECH SOLAR, INC.

* * * * * *

Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware

Entech Solar, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Delaware GCL”),

DOES HEREBY CERTIFY:

1.           That the name of this corporation is Entech Solar, Inc., and that this corporation was originally incorporated pursuant to the Delaware GCL on March 30, 2001 under the name WORLDWATER CORP.

2.           This Amended and Restated Certificate of Incorporation, which amends and restates the original Certificate of Incorporation, as amended, was duly adopted by the stockholders in accordance with the provisions of Section 242 and of Section 245 of the  Delaware GCL.

3.           The text of the Certificate of Incorporation, as amended, is hereby amended and restated to read in its entirety as follows:

ARTICLE ONE:   Name of Corporation.  The name of the corporation is Entech Solar, Inc. (the “Corporation”).

ARTICLE TWO:   Registered Office and Agent.  The address of the Corporation’s registered office in the State of Delaware is 16192 Coastal Highway, in the City of Lewes, County of Sussex, Delaware, 19958-9776.  The name of its registered agent at such address is Harvard Business Services, Inc.

ARTICLE THREE:  Purpose.  The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the Delaware GCL and to possess and exercise all of the powers and privileges granted by such law and any other law of the State of Delaware.

    ARTICLE FOUR:  Authorized Capital.  The total number of shares that may be issued by the Corporation is nine hundred ninety million (990,000,000), of which:

(a)           nine hundred eighty million (980,000,000) shares with a par value of one-tenth of one cent ($0.001) per share shall be designated as Common Stock; and

(b)           ten million (10,000,000) shares with a par value of one cent ($0.01) per share shall be designated as Preferred Stock.

The designations, preferences and relative participations, options, or other rights or qualifications, limitations or restrictions thereof shall be fixed by resolution of the Board of Directors of the Corporation.

    ARTICLE FIVE:    By-laws.  The Board of Directors of the Corporation is authorized to adopt, amend or repeal the by-laws of the Corporation, except as otherwise specifically provided therein.

ARTICLE SIX:     Election of Directors.  The number, qualifications and classifications of directors of the Corporation shall be determined in the manner set forth in the Corporation’s by-laws or as determined by resolution of the stockholders of the Corporation from time to time.

ARTICLE SEVEN:  Right to Amend.  The Corporation reserves the right to amend any provision contained in this Amended and Restated Certificate of Incorporation as the same may be in effect from time to time in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

ARTICLE EIGHT:  Limitation on Liability. The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the Delaware GCL. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware GCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article Eight shall be prospective only and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 4th day of August, 2010.

/s/ David Gelbaum
David Gelbaum
President and Chief Executive Officer